[ON KIRKPATRICK & LOCKHART LETTERHEAD]




                                                 December 26, 2002

Accessor Funds, Inc.
1420 Fifth Avenue
Suite 3600
Seattle, Washington 98101


Ladies and Gentlemen:

     We have acted as counsel to Accessor Funds, Inc., a Maryland corporation (the "Company"), in connection with Post-Effective Amendment No. 27 (the "PEA") to the Company's Registration Statement on Form N-1A (File Nos. 33-41245, 811-6337), relating to the issuance and sale of Shares of the Company. You have requested our opinion with respect to the matters set forth below.

     In this opinion letter, the term "Shares" refers to the C Class shares of common stock of Growth Fund, Value Fund, Small to Mid Cap Fund, International Equity Fund, Intermediate Fixed-Income Fund, Short-Intermediate Fixed-Income Fund, High Yield Bond Fund, Mortgage Securities Fund, U.S. Government Money Fund, Income Allocation Fund, Income & Growth Allocation Fund, Balanced Allocation Fund, Growth & Income Allocation Fund, Growth Allocation Fund and Aggressive Growth Allocation Fund, each of which is a series ("Series") of the Company, that may be issued during the time that the PEA is effective and has not been superseded by a post-effective amendment and is limited to an aggregate (including shares that are issued and outstanding as of the effective date of the PEA but excluding shares that, as of the date a Share is issued, have been redeemed) of 15,000,000,000 shares of the Company.

     In connection with rendering the opinions set forth below, we have examined copies of the Company's Articles of Incorporation, Articles Supplementary to the Articles of Incorporation, by-laws, and resolutions and minutes of meetings of the Company's Board of Directors relating to the PEA and the issuance and sale of the Shares. We have also examined and relied upon certificates of public officials. We have not independently established the facts so relied on.

     The opinions expressed in this opinion letter are limited to the laws (other than the laws relating to choice of law) of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission thereunder.

Accessor Funds, Inc.
December 27, 2002
Page 2

     Based on and subject to the foregoing, it is our opinion that:

     1. The issuance of the Shares has been duly authorized by the Company.

     2. When sold in accordance with the terms contemplated by the PEA, including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion letter as an exhibit to the PEA and to the reference to our firm in the statement of additional information that is being filed as part of the PEA.

                                              Very truly yours,

                                              /s/  KIRKPATRICK & LOCKHART LLP

                                              Kirkpatrick & Lockhart LLP